ENHANCED DEATH BENEFIT RIDER

If any human Owner, or the Annuitant if the Owner is not a human being, died:

     1.   prior to the Maturity Date;
     2.   prior to his or her Attained Age 81; and
     3.   while this Enhanced Death Benefit Rider was in force;

the Death Benefit provided in the contract is enhanced as described below.

ENHANCED DEATH BENEFIt. If the deceased died according to the terms of this rider, the Death Benefit is calculated as of the date we receive due proof of death and is the greater of:

     1.   The Contract Value;
     2. the sum of all Net Premiums less cumulative withdrawals made since the Date of Issue of this contract; and
     3.   the Maximum Contract Anniversary Value;

less any state premium tax that is assessed on distribution.

All other aspects of the Death Benefit provision of the contract remain unchanged.

MAXIMUM CONTRACT ANNIVERSARY VALUE. A Contract Anniversary Value is equal to the Contract Value on any given Contract Anniversary adjusted by the amount of Net Premiums paid into this contract and withdrawals taken from this contract since that Contract Anniversary. The Maximum Contract Anniversary Value is the largest of these Contract Anniversary Values falling prior to the deceased's Attained Age 81 and while this rider is in force.

Charges for this Rider. Rider charges will be deducted at issue and on each Contract Anniversary that this rider remains in force, unless a Contract Anniversary falls on a non-market day, in which case the deduction will be made on the first market day following that Contract Anniversary. Rider charges will be deducted on a pro-rata basis from the Contract Value held in the Sub-Accounts of the Variable Account and the unloaned portion of the Fixed Account.

TERMINATION. This rider shall terminate on the earliest of:

     1. the Attained Age 81 of the oldest human Owner, or of the Annuitant if the Owner is non-human; or
     2.   the date the contract terminates; or
     3. any Contract Anniversary requested if before that date we receive at our Home Office written request for termination.

When this rider terminates:

     1.   all rights under this rider shall cease; and
     2.   no further charges will be deducted for this rider; and
     3. the contract shall be considered as separate and complete without this rider.

Signed for National Life Insurance Company at Montpelier, Vermont as of the date of issue of this rider, by

/s/ Thomas H. Macleay
-----------------------
Chairman of the Board and
Chief Executive Officer


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                        NATIONAL LIFE INSURANCE COMPANY
  ONE NATIONAL LIFE DRIVE (Y) MONTPELIER, VERMONT 05064 (Y) TEL: 802 229-3333